PROSPECTUS SUPPLEMENT                                      File No. 333-109802
---------------------                                           Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Prospectus Supplement Number: 2346



                                    Merrill Lynch & Co., Inc.


                                   Medium-Term Notes, Series C
                           Due Nine Months or More from Date of Issue


                                         Fixed Rate Notes

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Principal Amount:             $400,000,000

Issue Price:                  99.940%

CUSIP Number:                 59018YSK8

Interest Rate:                4.125% per annum

Original Issue Date:          December 4, 2003

Stated Maturity Date:         January 15, 2009

Interest Payment Dates:       Each January 15th and July 15th, commencing on January 15th, 2004 subject to following business day convention.

Repayment at the Option
of the Holder:                The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:               The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                         The Notes are being issued in fully registered book-entry form.


Trustee:                      JPMorgan Chase Bank

Underwriters:                 Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC
                              Securities (USA) Inc. and Morgan Keegan & Copmpany, Inc. (the
                              "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                              Pursuant to an agreement, dated December 1, 2003 (the "Agreement"), among the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                              Underwriters                                 Principal Amount of the Notes
                              ------------                                 -----------------------------

                              Merrill Lynch, Pierce, Fenner & Smith                  $384,000,000
                                          Incorporated
                              HSBC Securities (USA) Inc.                               $8,000,000
                              Morgan Keegan & Company, Inc.                            $8,000,000
                                                                                     ------------
                                                                                     $400,000,000

                              Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                              The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                              The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.



Underwriting Discount:        0.35%

Dated:                        December 1, 2003

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